Exhibit 99.1

CorMedix Appoints Myron Kaplan to Board of Directors

Bedminster, NJ – May 2, 2016 – CorMedix Inc. (NYSE MKT: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, announced today the appointment of Myron Kaplan, to serve on CorMedix’s Board of Directors. Mr. Kaplan brings to the Board extensive legal and business experience from his decades of work representing hedge funds and public and private businesses in a wide array of industries as outside general counsel and special counsel, and service as a director for a number of public and private companies and nonprofit organizations.

Randy Milby, CorMedix CEO, said, “Myron’s extensive and deep well of knowledge will be an asset to CorMedix, where we are executing on multiple initiatives that are expected to add value for the Company. We are looking forward to continuing the current U.S. Phase 3 clinical trial evaluating the safety and efficacy of Neutrolin™ in hemodialysis patients, receiving results and to finalizing the pathway for FDA approval. We are also learning a great deal about how Neutrolin™ performs in a real world setting based on our commercial experience in Europe. Finally, the encouraging data we are generating for taurolidine as a potent antimicrobial component of medical materials and devices is expected to lead to development partnerships. Myron’s wide range of expertise can help guide CorMedix to success in our current and future endeavors.”

Myron Kaplan, stated, “I am excited to be joining CorMedix as it continues to develop and commercialize its novel solutions for the prevention and treatment of infectious and inflammatory diseases. I look forward to working with the other members of the Board and management in creating value for stockholders.”

Myron Kaplan is a founding partner of Kleinberg, Kaplan, Wolff & Cohen, P.C., where he has practiced corporate and securities law for more than forty years. Among other responsibilities at the firm, Mr. Kaplan represents hedge funds and other companies in a broad spectrum of industries and works on financings, mergers and acquisitions, governance and compensation issues, distribution and license agreements and joint ventures. In 2012, Mr. Kaplan became a trustee of the Lehman Brothers Plan Holding Trust. He has served as a Director of a number of public companies and nonprofit organizations. Previously, he served as a member of the board of directors of SAirGroup Finance (USA) Inc., a subsidiary of SAirGroup that had publicly issued debt securities, Trans World Airlines, Inc. and Kitty Hawk, Inc. Mr. Kaplan graduated from Columbia College and holds a Juris Doctor from Harvard Law School.

The appointment was made upon the request of Manchester Securities Corp., or Manchester, which partially exercised its right to appoint up to two members to our Board of Directors. Manchester holds the Board appointment rights pursuant to a letter agreement, dated March 3, 2015, between us and Manchester, which letter agreement was entered into as part of the backstop financing made available to us by Manchester in March 2015.

About CorMedix Inc.
CorMedix Inc. is an emerging commercial-stage biopharmaceutical company that initiated a Phase 3 clinical study of a novel anti-infective solution, Neutrolin in hemodialysis patients in the United States in December 2015. The Company seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of infectious and inflammatory diseases. CorMedix's first commercial product in Europe is Neutrolin®, a catheter lock solution for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients, in addition to oncology patients, critical care patients, and patients receiving total parenteral nutrition, IV hydration, and/or IV medications.  The FDA has granted Fast Track status to Neutrolin Catheter Lock Solution and also has designated Neutrolin as a Qualified Infectious Disease Product for oncology, hemodialysis, and critical care/intensive care patients, where catheter-related blood stream infections and clotting can be life-threatening.  The initial and planned indications aim to address significant needs in catheter-based treatments in the U.S. and the rest of the world. For more information visit: www.cormedix.com.

For Investors & Media:
CorMedix
Maureen McEnroe, CFA: Maureen@machealthcare.com; (914) 588-1873

Tiberend Strategic Advisors, Inc.
Joshua Drumm, Ph.D.: jdrumm@tiberend.com; (212) 375-2664
Janine McCargo: jmccargo@tiberend.com; (646) 604-5150

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the results of studies regarding Neutrolin® conducted by us and others; the cost, timing and results of the planned Phase 3 trials for Neutrolin® in the U.S.; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including marketing of Neutrolin in countries other than Europe; obtaining additional financing to support CorMedix's research and development and clinical activities and operations; the risks associated with the launch of Neutrolin in new  markets; CorMedix's ability to enter into, execute upon and maintain collaborations with third parties for its development and marketing programs; CorMedix's ability to maintain its listing on the NYSE MKT; the risks and uncertainties associated with CorMedix's ability to manage its limited cash resources; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; CorMedix’s ability to identify and enter into strategic transactions; CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers, sales and marketing organizations, and consultants; and protecting the intellectual property developed by or licensed to CorMedix. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.